Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-4, of our report dated March 18, 2019, (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the balance sheets of Mosaic Acquisition Corp. as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2018 and for the period from July 26, 2017 (inception) through December 31, 2017, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York

December 23, 2019